Exhibit 99.1

At Origen Financial:	At Financial Relations Board:
W. Anderson Geater	Leslie Loyet
Chief Financial Officer	(312) 640-6672
866.4 ORIGEN	lloyet@frbir.com
THURSDAY, JULY 31, 2008
ORIGEN FINANCIAL ANNOUNCES SECOND QUARTER 2008 RESULTS
SOUTHFIELD, MI — July 31, 2008 — Origen Financial, Inc. (NASDAQ: ORGN), a real estate investment trust that manages residual interests in securitized manufactured housing loan portfolios, today announced a net loss of $4.8 million, or $0.19 per share, for the quarter ended June 30, 2008, compared with net income of $2.8 million, or $0.11 per share, for the quarter ended June 30, 2007. No dividend was declared by Origen’s Board of Directors for the second quarter 2008.
Highlights for Quarter
•	A $46.0 million secured financing transaction with a related party was completed and the proceeds were used to pay off the outstanding balance of a supplemental advance credit facility with our former loan warehouse lender, which was then terminated.

•	New loan originations for the quarter decreased 97 percent to $3.4 million compared to $104.6 million for the second quarter 2007, due to the suspension of loan origination activities for our own account in the first quarter of 2008.

•	Loans processed for third parties totaled $51.5 million for the quarter as compared to $31.9 million for the year ago quarter, an increase of 61 percent.

•	Non-performing loans as a percent of average outstanding loan principal balances increased to 0.8 percent at June 30, 2008, from 0.6 percent a year ago.

•	At the annual meeting of our stockholders, held June 25, 2008, an Asset Disposition and Management Plan was approved, which included the sale of our loan servicing business to Green Tree Servicing LLC, pursuant to an agreement entered into on April 30, 2008.

Financial Summary
•	Interest income was $20.6 million for the second quarter 2008, a decrease of 8 percent, primarily due to the sale of approximately $175.7 million of performing loans in the first quarter of 2008, and the cessation of new loan originations for Origen’s own account.

•	Interest expense increased $1.9 million, or 14 percent to $16.0 million as a result of an increase in the interest rate on total debt outstanding from 5.9 percent to 7.0 percent.

•	The provision for credit losses was $3.3 million for the second quarter 2008 compared with $1.8 million for the same quarter 2007, an increase of 83 percent. The increase was the result of the aging of our loan portfolio through its expected peak loss years.

•	Non-interest income, after allocations to discontinued operations, decreased $0.7 million, or 44 percent, from $1.6 million to $0.9 million primarily due to $0.7 million of losses on loans held for sale.

•	Non-interest expenses, after allocations to discontinued operations, were $7.8 million, an increase of $1.2 million, or 18 percent. However, excluding $2.2 million of non-cash accelerated restricted stock vesting and $1.1 million of severance costs included in the second quarter 2008, non-interest expenses declined $2.1 million, or 32 percent, primarily due to significant headcount reductions.
Subsequent Events
•	The second quarter financial statements are presented to reflect the approved sale of our loan servicing operations to Green Tree Servicing LLC as giving rise to a discontinued operation. Income from discontinued operations net of income taxes for the second quarter 2008 was $1.0 million as compared to $1.3 million for the year ago quarter. The sale was completed on July 1, 2008, and accordingly will be recorded in our third quarter. Proceeds from the sale were approximately $36.7 million.

•	Proceeds from the sale of our servicing operations were used to retire a $15 million loan to a related party and to pay $13 million of a $46 million loan to the same party, with the balance of the sale proceeds to provide working capital.

•	On July 31, 2008, a sale of certain assets of our origination and insurance business was completed to a newly formed venture, the managing member of which is a wholly-owned affiliate of ManageAmerica, a nationally recognized provider of services to the manufactured housing industry.
Portfolio Performance
At June 30, 2008, loans more than 60 days delinquent were 1.2 percent of the owned loan portfolio compared to 0.9 percent at December 31, 2007. The increase was due to the sale of approximately $175.7 million of performing loans during the first quarter 2008, the cessation of new loan originations for our own account, and the aging of our loan portfolio through its expected peak loss years.

Ronald A. Klein, Origen’s Chief Executive Officer, stated, “During the quarter our $1 billion loan portfolio continued to perform exceptionally well, especially in light of the ongoing turmoil in the residential housing market. As part of the Asset Disposition and Management Plan adopted by our shareholders we completed the sales of our loan origination and servicing platforms. We will continue to manage our loan portfolio to preserve shareholder value.”
Earnings Call and Webcast
A conference call and webcast have been scheduled for August 1, 2008, at 11:00 a.m. EST to discuss second quarter results. The call may be accessed on Origen’s web site at www.origenfinancial.com or by dialing 877-545-1489. A replay will be available through August 10, 2008 by dialing 888-203-1112, passcode 9459985. You may also access the replay on Origen’s website for 90 days after the event.
Forward-Looking Statements
This press release contains various “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, and Origen intends that such forward-looking statements will be subject to the safe harbors created thereby. The words “will,” “may,” “could,” “expect,” “anticipate,” “believes,” “intends,” “should,” “plans,” “estimates,” “approximate” and similar expressions identify these forward-looking statements. These forward-looking statements reflect Origen’s current views with respect to future events and financial performance, but involve known and unknown risks and uncertainties, both general and specific to the matters discussed in this press release. These risks and uncertainties may cause Origen’s actual results to be materially different from any future results expressed or implied by such forward-looking statements. Such risks and uncertainties include, among others, the foregoing assumptions and those risks referenced under the headings entitled “Factors That May Affect Future Results” or “Risk Factors” contained in Origen’s filings with the Securities and Exchange Commission. The forward-looking statements contained in this press release speak only as of the date hereof and Origen expressly disclaims any obligation to provide public updates, revisions or amendments to any forward- looking statements made herein to reflect changes in Origen’s expectations or future events.
ORGN-E,ORGN-D,ORGN-G
About Origen Financial, Inc.
Origen is an internally managed and internally advised company that has elected to be taxed as a real estate investment trust. Origen is based in Southfield, Michigan.
For more information about Origen, please visit www.origenfinancial.com.
Financial Tables Follow...

Origen Financial, Inc.
Add 3
ORIGEN FINANCIAL, INC.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	(Unaudited)
	June 30	December 31,
	2008	2007
ASSETS
Assets
Cash and Equivalents	$7,773	$10,791
Restricted Cash	15,507	16,290
Investment Securities	9,763	32,393
Loans Receivable	989,267	1,193,916
Furniture, Fixtures and Equipment, Net	994	1,601
Repossessed Houses	5,235	4,981
Assets Held for Sale	8,501	9,817
Other Assets	14,930	14,412

Total Assets	$1,051,970	$1,284,201

LIABILITIES AND STOCKHOLDERS’ EQUITY

Liabilities
Warehouse Financing	$—	$173,072
Securitization Financing	825,760	884,650
Repurchase Agreements	—	17,653
Note Payable-Related Party	60,208	14,593
Other Liabilities	41,420	45,848

Total Liabilities	927,388	1,135,816

Equity	124,582	148,385

Total Liabilities and Equity	$1,051,970	$1,284,201

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Origen Financial, Inc.
Add 4
ORIGEN FINANCIAL, INC.
CONSOLIDATED STATEMENT OF EARNINGS
(Dollars in thousands, except for share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
Interest Income
Total Interest Income	$20,554	$22,439	$44,425	$43,115
Total Interest Expense	16,043	14,083	32,517	26,996

Net Interest Income Before Loan Losses and Impairment	4,511	8,356	11,908	16,119
Provision for Loan Losses	3,342	1,806	6,372	3,594
Impairment of Purchased Loan Pool	19	—	267	—

Net Interest Income After Loan Losses and Impairment	1,150	6,550	5,269	12,525
Non-interest Income (Loss)
Servicing Income	657	1,094	1,305	1,183
Losses on Loans Held for Sale	(718)	—	(22,377)	—
Other	941	496	(2,395)	1,061

Total Non-interest Income (Loss)	880	1,590	(23,467)	2,244
Non-interest Expenses
Total Personnel	5,503	4,557	9,646	9,167
Total Loan Origination & Servicing	268	361	627	731
State Taxes	104	161	293	226
Total Other Operating	1,906	1,535	4,069	3,181

Total Non-interest Expenses	7,781	6,614	14,635	13,305

Income (Loss) From Continuing Operations Before Income Taxes	(5,751)	1,526	(32,833)	1,464
Income Tax Expense	29	—	62	—

Income (Loss) From Continuing Operations	(5,780)	1,526	(32,895)	1,464
Income From Discontinued Operations Net of Income taxes	1,006	1,303	3,129	3,070

Net Income (Loss)	$(4,774)	$2,829	$(29,766)	$4,534

Weighted Average Common Shares Outstanding, Basic	25,491,187	25,292,335	25,450,530	25,251,000

Weighted Average Common Shares Outstanding, Diluted	25,491,187	25,423,422	25,450,530	25,357,808

Basic Earnings Per Common Share:
Income (Loss) From Continuing Operations	$(0.23)	$0.06	$(1.29)	$0.06
Income From Discontinued Operations	0.04	0.05	0.12	0.12

Net Income (Loss)	$(0.19)	$0.11	$(1.17)	$0.18

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